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Ford Motor Company Lowers Fuel Economy Ratings
For Six Vehicles

•	Ford identified an error with fuel economy ratings for certain vehicles through its internal testing and notified the U.S. Environmental Protection Agency (EPA)

•
Ford worked with EPA as the agency retested the vehicles, which resulted in lower fuel economy ratings for Ford’s 2013- and 2014-model year hybrid and plug-in hybrid vehicles, as well as most 2014-model year Fiestas

•	The company apologizes to its customers, and will make goodwill payments to owners of the approximately 200,000 affected U.S. vehicles for the difference between the previous and revised ratings

•
Ford reviewed its entire line up to determine the vehicles that required further testing and revised the fuel economy ratings for the affected vehicles. No other fuel economy ratings adjustments are planned

DEARBORN, Michigan, June 12, 2014 – Ford Motor Company announced today it is lowering the fuel economy ratings for its 2013- and 2014-model year hybrid and plug-in hybrid vehicles, as well as most 2014-model year Fiestas.

Ford identified an error with fuel economy ratings on certain vehicles through its internal testing and notified EPA. The company worked with EPA as the agency retested the vehicles to determine the correct fuel economy ratings.

“Ford is absolutely committed to delivering top fuel economy and accurate information,” said Alan Mulally, Ford president and CEO. “We apologize to our customers and will provide goodwill payments to affected owners. We also are taking steps to improve our processes and prevent issues like this from happening again.”

Ford reviewed its entire line up to determine the vehicles that required further testing and revised the fuel economy ratings for the affected vehicles. No other label adjustments are planned.

“This is our error. When we see an issue, we address it,” said Raj Nair, Ford group vice president, Global Product Development. “That is why we notified EPA and lowered the fuel economy ratings for these vehicles.”

Fuel Economy Testing
Fuel economy testing involves many factors. Ford’s error was specific to a factor called “Total Road Load Horsepower”, or TRLHP. TRLHP is a vehicle-specific resistance level used in vehicle dynamometer testing that determines fuel economy ratings. TRLHP is established through engineering models that are validated through vehicle testing, including physical track tests referred to as coastdown testing.

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Use of these engineering models is a common industry practice, consistent with EPA regulations. These models normally are more reliable and consistent than physical vehicle tests, which can exhibit variability.

As an ongoing practice, Ford conducts tests on production vehicles to validate its engineering models. Based on coastdown testing of the Fusion Hybrid, the company found the TRLHP did not match the values used for the dynamometer testing.

Upon further testing, Ford also discovered an error specific to how we correlate wind tunnel results into the TRLHP model. Ford’s error was the result of a recent process change, which the company has since corrected.

Ford has now validated through physical vehicle testing the TRLHP for the vehicles affected by this error and also has instituted enhanced validation tests for future vehicles to prevent reoccurrence of this error.

New Fuel Economy Ratings and Customer Information
Ford has communicated to its dealers that new fuel economy labels will be available in approximately six days and that dealers may continue selling the vehicles until the new labels are received.

Ford estimates that approximately 200,000 of these vehicles have been sold or leased to customers in the United States. Affected Ford and Lincoln owners and lessees in the United States will receive a goodwill payment for the estimated average fuel cost of the difference between the two fuel economy labels, as shown in the table below.

Affected U.S. fleet owners and affected owners outside of the United States will be contacted by their local Ford representatives.

Customers with questions can contact the Ford Customer Relationship Center at 1-866-436-7332 or visit: www.ford.com/mpglabel and www.lincoln.com/mpglabel.

U.S. EPA-Estimated Fuel Economy Label Ratings and Goodwill Payments*
Model Year	Vehicle	Powertrain	Revised (City, Highway, Combined)	Previous (City, Highway, Combined)	Lease Customers	Purchase Customers
2014	Fiesta	1.0L GTDI M/T	31 / 43 / 36	32 / 45 / 37	$125	$200
		1.6L A/T	27 / 37 / 31	29 / 39 / 32	$150	$250
		1.6L SFE A/T	28 / 38 / 32	30 / 41 / 34	$275	$450
		1.6L M/T	28 / 36 / 31	27 / 38 / 31	Combined MPG not affected	Combined MPG not affected
2013-14	C-MAX	Hybrid	42 / 37 / 40	45 / 40 / 43	$300	$475
	Fusion	Hybrid	44 / 41 / 42	47 / 47 / 47	$450	$775
	MKZ	Hybrid	38 / 37 / 38	45 / 45 / 45	$625	$1,050
Model Year	Vehicle	Powertrain	Revised** (Charge Sustaining, Charge Depleting, EV Range)	Previous** (Charge Sustaining, Charge Depleting, EV Range)	Lease Customers	Purchase Customers
2013-14	C-MAX Energi	Plug-in Hybrid	38 mpg / 88 MPGe+ / 19 mi EV range	43 mpg / 100 MPGe+ / 21 mi EV range	$475	$775
	Fusion Energi	Plug-in Hybrid	38 mpg / 88 MPGe+ / 19 mi EV range	43 mpg / 100 MPGe+ / 21 mi EV range	$525	$850

*Bolded figures in the above chart represent the values used to determine the customer goodwill payment.
** Combined numbers only. Revised EPA-estimated ratings: 40 city, 36 highway MPG; 95 city, 81 highway MPGe. Charge depleting range is 20 mi. Previous EPA-estimated ratings: 44 city, 41 highway MPG; 108 city, 92 hwy MPGe. Previous charge depleting range was 21.
+MPGe is the EPA equivalent measure of gasoline fuel efficiency for electric mode operation.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures or distributes automobiles across six continents. With about 183,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contacts:	Said Deep
313.594.0942
sdeep@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.